EXHIBIT 99.1

First Cash Reports Record First Quarter Earnings Per Share of $0.58; Completes Share Repurchase Plan and Raises Fiscal 2012 EPS Guidance

ARLINGTON, Texas, April 18, 2012 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per diluted share for the three months ended March 31, 2012. Diluted earnings per share from continuing operations were $0.58, an increase of 16% over the prior year. The Company also announced the completion of the 1.5 million share buyback plan authorized in December 2011. In addition, the Company raised fiscal 2012 guidance for earnings per share to a range of $2.70 to $2.75, compared to the prior guidance range of $2.65 to $2.70. The increased guidance represents earnings growth of 20% to 22% over the prior year.

Earnings Highlights

  Diluted earnings per share from continuing operations for the first quarter of 2012 were $0.58, an increase of 16% compared to $0.50 in the first quarter of 2011.
  Net income from continuing operations increased to $17.5 million for the first quarter of 2012, compared to $15.9 million in the prior year.

Revenue Highlights

  Consolidated first quarter revenue totaled $135 million and grew by 16% on a constant currency basis. Revenue growth rates presented on a constant currency basis are calculated by applying the currency exchange rate from the prior-year period to the current year's Mexican peso-denominated revenue.
  Revenue growth was greatest in Mexico, driven in part by a 33% constant currency increase in pawn fees. This represents a significant sequential improvement versus the 9% constant currency increase achieved in the fourth quarter of 2011, the result of strong first quarter growth in pawn receivables.
  On a consolidated product-line basis, first quarter pawn fees increased 26% in constant currency over the prior year. The consolidated storefront retail component of merchandise sales increased by 21% in constant currency terms.
  Consolidated wholesale scrap jewelry revenues during the first quarter of 2012 were up slightly compared to the prior-year quarter. The average selling price for gold increased 21%, but was largely offset by the 19% decrease in volume when compared to the prior year. Scrap jewelry revenues now comprise only 18% of total revenue versus 20% in the prior year.
  Consolidated same-store revenue increased by 5% on a constant currency basis for the first quarter of 2012.  Based on strong pawn receivable loan growth during the quarter, the Company saw significant improvement in same-store sales as the quarter progressed. March 2012 same-store sales results were up over 7% on a consolidated basis and up over 10% in Mexico.

Key Profitability Metrics

  The Company's return on equity for the trailing twelve months was 23%, compared to 20% in the respective prior-year period. In addition, the return on assets over the trailing twelve months was 20%, compared to 17% in the respective prior-year period.
  Store-level operating profit margins were 30% for the trailing twelve month period. Consolidated net operating margin (pre-tax income) was 21% for the same period.  These were at or above the prior year margins.
  Pawn receivables in Mexico increased 23% (on a constant currency basis), while pawn receivables in the U.S. increased by 12% compared to the prior year. The significant growth in Mexico reflected a strong sequential increase in same-store receivables and the 29-store acquisition completed in January 2012.
  The gross margin on retail merchandise sales was 41% for the first quarter, compared to 39% in the fourth quarter, and was in-line with the prior-year quarter. The sequential improvement in gross margin reflected steps taken in 2011 to optimize loan to value ratios on certain electronic items.  Scrap jewelry gross margin was 28% for the quarter, as compared to 33% during the same period last year.
  Annualized inventory turns improved in the first quarter of 2012 to 4.4 turns, compared to 3.9 turns during the comparable prior-year quarter.

Acquisitions and New Store Openings

  In January 2012, the Company completed the acquisition of a 29-store chain of pawn locations in Mexico. The 29 acquired stores are all large format, full service stores located in two states in western Mexico.
  In February and March 2012, the Company completed the acquisitions of three large format pawn stores located in Dallas, Texas.
  New store openings in the first quarter included 20 de novo pawn stores in Mexico and two de novo stores in the U.S.
  In total, 54 pawn stores were added during the first quarter of 2012, of which 49 were in Mexico and five were in the U.S.
  Over the past twelve months, 92 large format pawn stores were added in Mexico and 18 were added in the U.S., with the resulting net year-over-year increase in large format pawn stores of 26% in Mexico and 16% in the U.S.

Financial Position & Liquidity

  EBITDA from continuing operations for the trailing twelve months increased 23% over the comparable prior twelve-month period, totaling $122 million. EBITDA margins were 23% for the trailing twelve months, compared to 22% for the prior-year period. Free cash flow for the trailing twelve months was $49 million, compared to $33 million in the comparable prior-year period. EBITDA and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.
  During the quarter, the Company utilized cash on-hand, operating cash flows and its credit facility to invest $4 million in capital expenditures, repurchase $39 million of common stock and fund $44 million for pawn store acquisitions.
  The Company completed its 1,500,000 share buyback authorization that was announced in December 2011, with a total of 963,000 shares of its common stock repurchased during the first quarter and additional repurchases of 537,000 shares subsequent to March 31, 2012. The shares repurchased this year were at an average price of $40.85 per share. Since April 2011, the Company has repurchased over 2,800,000 shares under all authorizations, representing approximately 9% of the outstanding shares as of April 2011.
  In February 2012, the Company extended the term of its revolving unsecured credit facility though February 2015. The size of the facility was expanded from $25 million to $50 million, and can be further increased to a $100 million facility with lender approval. The facility bears interest at the prevailing LIBOR rate plus a margin which varies from 1.5% to 2.0%, depending on the Company's leverage ratio. The total interest rate on the facility is currently 1.75% annually. At March 31, 2012, the Company had $18 million outstanding on the facility.

Fiscal 2012 Outlook

  The Company is increasing its fiscal 2012 guidance for earnings per share to a range of $2.70 to $2.75 per diluted share, which represents a 20% to 22% projected earnings increase over fiscal 2011.
  For fiscal 2012, the Company anticipates opening or acquiring approximately 110 to 120 new stores, with approximately 100 of the expected additions in Mexico, and the remainder in the U.S. (primarily Texas). All of the 2012 store additions are expected to be large format pawn stores.
  Approximately 91% to 92% of 2012 revenues will be derived from pawn operations, with the remainder expected to come from consumer loan and credit services operations.

Commentary & Analysis

Mr. Rick Wessel, chief executive officer, commented on the first quarter results, "We are off to a solid start in 2012. We achieved record sales and earnings and successfully integrated the 29-store acquisition in Mexico – the largest store acquisition in Company history. The acquired operation was one of the few large format competitors in Mexico and instantly provides First Cash a significant presence in two additional states in western Mexico. In addition to the acquisition, we opened 20 new stores in Mexico and added five in the U.S."

"Our competitive positioning remains strong as consumer demand for our lending and retail products continues to grow in both the U.S. and Mexico. First Cash has significant market share in Mexico, where competition from other full-format operators is extremely limited. We believe that Mexico is a large market with tremendous opportunities for continued growth. We are encouraged by the continued growth in revenues, pawn receivables and margins in Mexico and believe that it provides further confirmation of the validity of the large format store business in this market. We continue to believe that our model can support 800 or more stores in this large Latin American market."

While the competitive landscape in the U.S. is more mature, overall demand continues to increase as pawn stores continue to attract new customers. During the quarter, the Company acquired three stores in Dallas and opened two additional new stores in Texas.   Since the beginning of 2010, First Cash has added a total of 38 U.S. locations through a combination of acquisitions and new store openings, bringing its total U.S. store count to 236 locations.

Mr. Wessel also commented on the strength of the Company's balance sheet and cash flows, "We are well capitalized to support the continued growth in pawn receivables, inventories and future store locations. We have also been active with significant repurchases of Company stock as evidenced by the $115 million of buybacks executed since April 2011. Additionally, we recently renewed and expanded our unsecured bank credit facility on very favorable terms to provide additional resources for growth."

"In summary, given our competitive strengths and expanding customer base, we remain optimistic about our ability to further grow revenues, margins and earnings. Coupled with our strong balance sheet, we are well-positioned to drive sustainable long-term growth in shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity, cash flow, consumer demand for the Company's products and services, currency exchange rates, future share repurchases and the impact thereof, completion of disposition transactions and expected gains from the sale of such operations, earnings from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its 626 retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company's 106 consumer loan locations provide various combinations of financial services products, including consumer loans, check cashing and credit services. In total, the Company owns and operates 732 stores in eight U.S. states and 23 states in Mexico.

First Cash was named by Fortune Magazine as one of America's 100 fastest growing companies for 2011. First Cash is also a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY

The following table details store openings for the three months ended March 31, 2012:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	132	25	74	231
New locations opened	2	--	--	2
Locations acquired	3	--	--	3
Store format conversions	--	2	(2)	--
Total locations, end of period	137	27	72	236

Mexico:
Total locations, beginning of period	394	19	34	447
New locations opened	20	--	--	20
Locations acquired	29	--	--	29
Total locations, end of period	443	19	34	496

Total:
Total locations, beginning of period	526	44	108	678
New locations opened	22	--	--	22
Locations acquired	32	--	--	32
Store format conversions	--	2	(2)	--
Total locations, end of period	580	46	106	732

(1) The large format locations include retail showrooms and accept a broad array of pawn collateral including jewelry, electronics, appliances, tools and other consumer hard goods. At March 31, 2012, 84 of the U.S. large format pawn stores also offered consumer loans or credit services products.
(2) The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At March 31, 2012, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.
(3) The U.S. consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 38 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2012	2011
	(in thousands, except per share amounts)
Revenue:
Merchandise sales	$ 86,906	$ 78,305
Pawn loan fees	34,912	28,972
Consumer loan and credit services fees	12,987	13,224
Other revenue	311	337
Total revenue	135,116	120,838

Cost of revenue:
Cost of goods sold	54,315	48,242
Consumer loan and credit services loss provision	2,388	2,257
Other cost of revenue	20	46
Total cost of revenue	56,723	50,545

Net revenue	78,393	70,293

Expenses and other income:
Store operating expenses	36,319	31,718
Administrative expenses	12,306	11,532
Depreciation and amortization	3,036	2,647
Interest expense	77	26
Interest income	(81)	(99)
Total expenses and other income	51,657	45,824

Income from continuing operations before income taxes	26,736	24,469

Provision for income taxes	9,224	8,564

Income from continuing operations	17,512	15,905

Income from discontinued operations, net of tax	--	6,651
Net income	$ 17,512	$ 22,556

Basic income per share:
Income from continuing operations (basic)	$ 0.59	$ 0.51
Income from discontinued operations (basic)	--	0.21
Net income per basic share	$ 0.59	$ 0.72

Diluted income per share:
Income from continuing operations (diluted)	$ 0.58	$ 0.50
Income from discontinued operations (diluted)	--	0.20
Net income per diluted share	$ 0.58	$ 0.70

Weighted average shares outstanding:
Basic	29,580	31,311
Diluted	30,353	32,075

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,		December 31,
	2012	2011	2011
	(in thousands)
ASSETS

Cash and cash equivalents	$ 30,449	$ 98,169	$ 70,296
Pawn loan fees and service charges receivable	12,151	10,631	10,842
Pawn loans	80,996	71,580	73,287
Consumer loans, net	928	1,071	858
Inventories	47,106	48,884	44,412
Other current assets	4,529	10,826	10,783
Total current assets	176,159	241,161	210,478

Property and equipment, net	83,061	62,969	73,451
Goodwill, net	112,544	72,214	70,395
Other non-current assets	4,061	2,945	2,772
Total assets	$ 375,825	$ 379,289	$ 357,096

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$ 1,593	$ 472	$ --
Accounts payable and accrued liabilities	31,926	27,799	25,629
Income taxes payable and deferred taxes payable	8,184	12,775	9,776
Total current liabilities	41,703	41,046	35,405

Revolving unsecured credit facility	18,000	--	--
Notes payable, net of current portion	3,047	1,265	--
Deferred income tax liabilities	10,885	10,580	6,319
Total liabilities	73,635	52,891	41,724

Stockholders' equity
Preferred stock	--	--	--
Common stock	383	382	383
Additional paid-in capital	148,149	146,208	147,649
Retained earnings	351,035	278,297	333,523
Accumulated other comprehensive income (loss) from cumulative foreign currency translation adjustments	(5,906)	184	(13,463)
Common stock held in treasury, at cost	(191,471)	(98,673)	(152,720)
Total stockholders' equity	302,190	326,398	315,372
Total liabilities and stockholders' equity	$ 375,825	$ 379,289	$ 357,096

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended March 31, 2012, as compared to the three months ended March 31, 2011 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	March 31,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 25,062	$ 20,928	$ 4,134	20%	20%
Scrap jewelry sales	15,036	14,582	454	3%	3%
Pawn loan fees	14,539	12,507	2,032	16%	16%
Credit services fees	11,955	11,923	32	--	--
Consumer loan fees	31	96	(65)	(68)%	(68)%
Other revenue	311	337	(26)	(8)%	(8)%
	66,934	60,373	6,561	11%	11%

Mexico revenue:
Retail merchandise sales	37,582	33,427	4,155	12%	21%
Scrap jewelry sales	9,226	9,368	(142)	(2)%	(2)%
Pawn loan fees	20,373	16,465	3,908	24%	33%
Consumer loan fees	1,001	1,205	(204)	(17)%	(11)%
	68,182	60,465	7,717	13%	20%

Total revenue:
Retail merchandise sales	62,644	54,355	8,289	15%	21%
Scrap jewelry sales	24,262	23,950	312	1%	1%
Pawn loan fees	34,912	28,972	5,940	21%	26%
Credit services fees	11,955	11,923	32	--	--
Consumer loan fees	1,032	1,301	(269)	(21)%	(15)%
Other revenue	311	337	(26)	(8)%	(8)%
	$ 135,116	$ 120,838	$ 14,278	12%	16%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of March 31, 2012, as compared to March 31, 2011 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at				Increase/(Decrease)
	March 31,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
United States:
Pawn loans	$ 34,295	$ 30,744	$ 3,551	12%	12%
CSO credit extensions held by independent third-party (1)	11,407	10,523	884	8%	8%
Other	46	36	10	28%	28%
	45,748	41,303	4,445	11%	11%

Mexico:
Pawn loans	46,701	40,836	5,865	14%	23%
Other	882	1,035	(153)	(15)%	(8)%
	47,583	41,871	5,712	14%	22%

Total:
Pawn loans	80,996	71,580	9,416	13%	18%
CSO credit extensions held by independent third-party (1)	11,407	10,523	884	8%	8%
Other	928	1,071	(143)	(13)%	(7)%
	$ 93,331	$ 83,174	$ 10,157	12%	17%

Pawn inventories:
U.S. pawn inventories	$ 19,676	$ 16,985	$ 2,691	16%	16%
Mexico pawn inventories	27,430	31,899	(4,469)	(14)%	(7)%
	$ 47,106	$ 48,884	$ (1,778)	(4)%	1%

(1) CSO amounts are comprised of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA and constant currency results are significant components in understanding and assessing the Company's financial performance. Since free cash flow, EBITDA and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings Before Interest, Taxes, Depreciation and Amortization
EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (in thousands):

	Trailing Twelve Months Ended
	March 31,
	2012	2011

Income from continuing operations	$ 72,472	$ 57,167
Adjustments:
Income taxes	37,998	31,296
Depreciation and amortization	11,403	10,580
Interest expense	186	277
Interest income	(260)	(192)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$ 121,799	$ 99,128

EBITDA margin calculated as follows:
Total revenue from continuing operations	$ 535,580	$ 449,440
Earnings from continuing operations before interest, taxes, depreciation and amortization	121,799	99,128
EBITDA as a percentage of revenue	23%	22%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and consumer loans. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (in thousands):

	Trailing Twelve Months Ended
	March 31,
	2012	2011
Cash flow from operating activities, including discontinued operations	$ 84,386	$ 78,735
Cash flow from investing activities:
Pawn and consumer loans	(7,591)	(25,208)
Purchases of property and equipment	(27,497)	(20,540)
Free cash flow	$ 49,298	$ 32,987

Constant Currency
Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (March 31, 2011) of 11.9 to 1 was used, compared to the current end of period (March 31, 2012) exchange rate of 12.8 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended March 31, 2011 was 12.1 to 1, compared to the current-quarter rate of 13.0 to 1.
CONTACT: Gar Jackson
         Phone: (949) 873-2789
         Email: gar@irsense.com

         Rick Wessel, Chairman and Chief Executive Officer
         Doug Orr, Executive Vice President and Chief Financial Officer
         Phone: (817) 505-3199
         Email: investorrelations@firstcash.com
         Website: www.firstcash.com